BIOSPECIFICS TECHNOLOGIES CORP. ANNOUNCES

FDA APPROVAL OF MANUFACTURING FACILITY

FOR IMMEDIATE RELEASE

LYNBROOK, NY, July 29, 2003 - BioSpecifics Technologies Corp. (Nasdaq: BSTCE) has been notified by the US Food and Drug Administration that its request to supplement its biologics license application for Collagenase to include major renovations to the manufacturing facility, utility systems, and process equipment at its Curacao, Netherlands Antilles location has been approved.

The FDA acknowledged the Company’s written commitments to provide additional information regarding ongoing studies that relate to the manufacturing facility and to submit this information to its biologics license application for review (‘post approval commitments”).

BioSpecifics Technologies Corp. is a biopharmaceutical company with a focus on wound healing and tissue remodeling. It has pioneered the application of Collagenase for several disease conditions, notably dermal ulcers, pressure sores (bedsores), and second and third degree burns. BioSpecifics produces Collagenase ABC, the essential ingredient in the prescription drug Collagenase Santyl® Ointment sold in the United States, and under other trademarks abroad. BioSpecifics is also developing an injectable form of collagenase, which has been used in published clinical trials for treatment of Dupuytren’s disease, Peyronie’s disease, keloids, hypertrophic scars, and glaucoma. Phase 2 clinical trials are completed in the U.S. for the use of injectable collagenase in treating Dupuytren's disease, which restricts the extension of one or more fingers. In addition, clinical trials investigating the use of injectable collagenase in the treatment of lipoma reduction have been initiated. Clinical and laboratory investigations further profiling the potential role of collagenase and its pharmacological activity for wound healing are being pursued. Santyl® is a registered trademark of Abbott Laboratories (NYSE:ABT).

Visit BioSpecifics' website at

www.biospecifics.com

its Dupuytren's Disease patient discussion forum at

www.biospecifics.com/forum/

and its Peyronie’s Disease patient discussion forum at

www.biospecifics.com/forum/index2

Contact:

BioSpecifics Technologies Corp.

Thomas L. Wegman

(516) 593-7000

Forward looking statements in this release involve a number of risks and uncertainties including, but not limited to, liquidity and adequate funding, government regulation, the ability of the Company to adequately address concerns of the FDA, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the Company's accounting policies, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Further, any forward looking statement or statements speak only as of the date on which such statements were made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement or statements were made.

The Company incorporates by reference the Management's Discussion and Analysis or Plan of Operations set forth in its Form 10-KSB for the fiscal year ended January 31, 2003, Form 10-QSB for the three months ended March 31, 2003, and Form 8-K dated June 19, 2003.